THE BANCORP, INC. 409 Silverside Road Wilmington, DE 19809

, 2009

To the investors in The Bancorp, Inc.’s 1999 private placement

RE: Investor Rights Agreement dated as of October 13, 1999

Dear Bancorp, Inc. stockholder:

     You are receiving this letter because you hold shares of common stock of The Bancorp, Inc. (the “Company”) that you purchased in the Company’s 1999 private placement. In connection with your purchase, you became a party to the Investor Rights Agreement dated as of October 13, 1999 (the “Agreement”). At the time the Agreement was entered into, the Company was not publicly traded on a securities exchange, it did not file documents with the Securities and Exchange Commission, and the shares you purchased were restricted and thus very difficult to sell or transfer. The Agreement was established in order to provide you with liquidity for your investment.

     The Company has now been traded on the NASDAQ Global Select Market (formerly the NASDAQ National Market) for almost 5 years and it has filed reports with the Securities and Exchange Commission that entire time. Because shares of the Company’s common stock are now actively traded, and you have held them for almost a decade, the shares may be freely traded and you don’t require the rights and protections afforded to you by the Agreement.

     Accordingly, we respectfully request your consent to the following amendment that will set a termination date for the Agreement. Upon obtaining the required approval, Article 8 of the Agreement will be amended by adding the following Section 8.9:

8.9	Termination. This Agreement and all rights hereunder shall terminate and no longer be of any force or effect at 5:00 p.m. on July 15, 2009.

     The Agreement provides that it may be amended by obtaining consents in writing from investors holding a majority of the “Investor Shares” then outstanding. Any shares purchased in the 1999 offering that have been sold, had the restrictive legend removed or have otherwise changed record ownership, are no longer deemed to be “Investor Shares.” Accordingly, in order for this amendment and termination to be approved, the Company must obtain consents in writing from the small number of stockholders that still hold “Investor Shares,” of which you are one.

     On behalf of The Bancorp, Inc., I thank you for your past and continued support of our company.

Very truly yours,

Betsy Z. Cohen, Vice Chairman and Chief Executive Officer of The Bancorp, Inc.

AGREED to and ACCEPTED this ___ day of , 2009

By: Name: Title: